Exhibit 17.1

June 29, 2023

Board of Directors

Cyber Apps World, Inc.

9436 W. Lake Mead Boulevard, Suite 5-53

Las Vegas, NV 89134-8340

Re: Resignation as Director and Officer

Gentlemen:

Please accept this as my notice of resignation as an officer and director of Cyber Apps World, Inc., a Nevada corporation (the “Company”) effective upon the Company having filed its 10Q period ending April 30, 2023.

Sincerely,

/s/ Mohammed Irfan Rafimiya Kazi

Mohammed Irfan Rafimiya Kazi